Exhibit 10.1

Execution copy

EARLY RETIREMENT COMPENSATION AGREEMENT

THIS EARLY RETIREMENT COMPENSATION AGREEMENT (“Agreement”) is entered into as of the 29 day of March, 2011, between EagleBank, a Maryland chartered commercial bank (the “Bank”), Eagle Bancorp, Inc., a Maryland corporation (“Bancorp”), and Martha Foulon-Tonat (“Foulon-Tonat”)

RECITALS:

WHEREAS, the Bank and Foulon-Tonat are parties to an Amended and Restated Employment Agreement dated as of December 2, 2008 (the “Employment Agreement”); and

WHEREAS, under certain of the Bank’s benefit plans, an executive may retire after reaching age 65; and

WHEREAS, Foulon-Tonat has advised the Bank that she is interested in retiring even though she is not yet 65 years of age; and

WHEREAS, the Bank has received financial assistance from the U.S. Government pursuant under the Capital Purchase Program established under the Emergency Economic Stabilization Act of 2008 (the “Act”); and

WHEREAS, Section 111 of the Act, as amended by the American Recovery and Reinvestment Act of 2009, and the regulations promulgated thereunder (collectively, “EESA”) prohibits financial institutions that have received but not repaid such financial assistance from making “golden parachute payments” upon the departure of certain senior executive and highly compensated employees (“restricted employees”); and

WHEREAS, Foulon-Tonat is such a restricted employee; and

WHEREAS, the parties have determined that the restrictions imposed by EESA will not prevent the Bank from paying retirement benefits to Foulon-Tonat if she retires after the Bank has repaid all financial assistance received under the Act; and

WHEREAS, by this Agreement, the parties desire to amend the Employment Agreement to provide certain benefits to Foulon-Tonat upon her retirement after the Bank has repaid all financial assistance received under the Act.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.                                       Defined Terms. Capitalized terms used but not defined in this Agreement have the meanings set forth in the Employment Agreement.

2.                                       Early Retirement Notice.  At such time as the Bank and its Affiliates have repaid all financial assistance received pursuant to the Act and have determined that all payments provided for in this Agreement may be paid to Foulon-Tonat without violating EESA, the Bank shall give notice to Foulon-Tonat stating that such restrictions no longer apply and offering Foulon-Tonat the opportunity to promptly retire from employment with the Bank (“Early Retirement”).  If, within five (5) business days of Foulon-Tonat’s receipt of such notice, Foulon-Tonat gives the Bank notice stating her decision to take Early Retirement, the Term shall terminate upon the Bank’s receipt of such notice or upon such later date upon which the parties may mutually agree (with such date of Early Retirement being the “Termination Date” for purposes of applying the Employment Agreement).  If Foulon-Tonat elects Early Retirement in accordance with this Section 2, she will be relieved of the requirement otherwise imposed by Section 7.5 of the Employment Agreement to give ninety (90) days notice of termination.  If Foulon-Tonat fails to give notice of Early Retirement within the five (5) business day period specified above, she shall thereafter have no further right to elect Early Retirement or to receive any of the benefits of Early Retirement provided by this Agreement, and the provisions of this Agreement shall be deemed null and void.  The parties agree that time is of the essence with respect to Foulon-Tonat’s right to elect Early Retirement.

3.                                       Payments after Early Retirement.  Provided that Foulon-Tonat (i) is not in breach of any of her obligations under the Employment Agreement (including without limitation Article 8 thereof) and (ii) signs and delivers to the Bank, effective as of the Termination Date a General Release and Waiver in the form attached to the Employment Agreement as Exhibit A, if the Term is terminated because of Foulon-Tonat’s Early Retirement:

a.                                       The Bank shall pay to Foulon-Tonat an amount equal to her annual Salary at the rate in effect as of December 31, 2010 (the “Early Retirement Payment”).  The first installment of the Early Retirement Payment, which will be equal to one-half (1/2) of Foulon-Tonat’s annual Salary, will be paid on the date six (6) months and one (1) day after the Termination Date.  The Bank will pay the remaining one-half (1/2) of the Early Termination

Payment in monthly installments during the period from the date of such payment until the first anniversary of the Termination Date, each installment to be in the amount that Foulon-Tonat would have been paid as Salary under the Employment Agreement if she had remained employed by the Bank during such period at the same rate of Salary but with appropriate reduction of withholding to take into account amounts that Foulon-Tonat is no longer contributing to Bank benefit plans.  In the event Foulon-Tonat breaches any provision of Article 8 of the Employment Agreement (as amended by this Agreement), Foulon-Tonat’s entitlement to the Early Retirement Payment shall thereupon immediately cease and terminate as of the date of such breach, with Foulon-Tonat having the obligation to repay to the Bank all payments that were theretofore paid to her pursuant to this Section 3.a.

b.                                      If Foulon-Tonat timely elects to continue her health insurance under COBRA, the Bank shall pay to Foulon-Tonat on the date six (6) months and one (1) day after the Termination Date an amount equal to the premiums paid by Foulon-Tonat for such COBRA health insurance continuation for the six (6) month period after the Termination Date, subject to Foulon-Tonat providing the Bank with reasonable substantiation showing that she has paid such premiums to the insurer.  Thereafter, the Bank shall pay directly to the insurer premiums for such COBRA health insurance coverage for the period from the beginning of the seventh month after the Termination Date through the date one (1) year after the Termination Date (provided that Foulon-Tonat remains qualified for such continuation under COBRA during such period).  In the event Foulon-Tonat breaches any provision of Article 8 of the Employment Agreement (as amended by this Agreement), Foulon-Tonat’s entitlement to the payments under this Section 3.b shall thereupon immediately cease and terminate as of the date of such breach, with Foulon-Tonat having the obligation to repay to the Bank all payments that were theretofore paid pursuant to this Section 3.b.

c.                                       On January 21, 2010, Bancorp issued to Foulon-Tonat eight thousand seventy-three (8,073) shares of Bancorp Common Stock, par value One Cent ($0.01) per share (“Stock”), pursuant to the 2006 Stock Plan of Bancorp (the “Stock Plan”).  Bancorp and Foulon-Tonat entered into two separate Restricted Stock Award Agreements dated as of January 21, 2010, which set out the vesting schedule applicable to such shares of Stock (the “2010 Restricted Stock”), with vesting being conditioned on Foulon-Tonat’s continuing to provide substantial services for the Company through the date of vesting, other than termination of services due to her death, disability, retirement after age 65 or a change in control event.  If the Term is terminated because of Foulon-Tonat’s Early Retirement, Foulon-Tonat, in her discretion, may elect, by written notice to the President of the Bank prior to the Termination Date, to receive, in lieu of any rights to the 2010 Restricted Stock, an amount equal to the value of eight thousand seventy-three (8,073) shares of Stock as of the Termination Date (“Termination Date Value”).  If Foulon-Tonat timely gives such notice of election, all of the shares of 2010 Restricted Stock shall be forfeited as of the Termination Date and Bancorp shall pay the Termination Date Value to

Foulon-Tonat on the date six (6) months and one (1) day after the Termination Date, provided that Foulon-Tonat has not theretofore breached any provision of the Employment Agreement, including without limitation Article 8 thereof (as amended by this Agreement).  If the Term is terminated because of Foulon-Tonat’s Early Retirement but Foulon-Tonat does not give such notice of election, she shall retain all of the shares of 2010 Restricted Stock but vesting shall no longer be subject to Foulon-Tonat’s continued performance of services.  In lieu of the vesting schedule otherwise applicable to the 2010 Restricted Stock, all of the shares of 2010 Restricted Stock shall fully vest on the date six (6) months and one (1) day after the Termination Date, provided that Foulon-Tonat has not theretofore breached any provision of the Employment Agreement, including without limitation Article 8 thereof (as amended by this Agreement).  Notwithstanding the foregoing, if Bancorp determines that the change in vesting of the 2010 Restricted Stock would be inappropriate or unduly burdensome because of administrative constraints or regulatory requirements, it may pay to Foulon-Tonat an amount equal to the value of the 2010 Restricted Stock as of the date six (6) months and one day after the Termination Date in which case Foulon-Tonat will forfeit all of the shares of 2010 Restricted Stock.

d.                                      If the Term is terminated because of Foulon-Tonat’s Early Retirement, and provided that Foulon-Tonat has not theretofore breached any provision of the Employment Agreement, including without limitation Article 8 thereof (as amended by this Agreement), Bancorp shall issue to Foulon-Tonat on the date six (6) months and one day after the Termination Date an additional seven thousand three hundred (7,300) shares of Stock, which shares of Stock shall not have been registered under the Securities Act of 1933; provided, however, if Bancorp determines at the time that the Stock issuance would otherwise be made that the issuance of such Stock would be inappropriate or unduly burdensome because of administrative constraints or regulatory requirements, it may pay to Foulon-Tonat an amount equal to the value of such Stock as of the date six (6) months and one day after the Termination Date in lieu of issuing such Stock to her.  Notwithstanding the foregoing, Foulon-Tonat, in her discretion, may elect, by written notice to the President of the Bank prior to the Termination Date, to receive, in lieu of the seven thousand three hundred (7,300) shares of Stock that she would otherwise receive under this Section 3.d, an amount equal to the value of seven thousand three hundred (7,300) shares of Stock as of the Termination Date.  If Foulon-Tonat has timely made such election, Bancorp shall not issue such shares of Stock to Foulon-Tonat but instead shall pay such amount to Foulon-Tonat on the date six (6) months and one day after the Termination Date, provided that Foulon-Tonat has not theretofore breached any provision of the Employment Agreement, including without limitation Article 8 thereof (as amended by this Agreement).

e.                                       Notwithstanding anything to the contrary in this Section 3, any payment pursuant to this Section shall be subject to (i) any delay in payment required by Section 10.3 of the Employment Agreement (applicable to certain payments of nonqualified deferred compensation subject to Section 409A) and (ii) any reduction required pursuant to Section 10.2 of the Employment Agreement (applicable to certain Parachute Payments).

f.                                         If, in lieu of being issued or retaining Stock pursuant to Section 3.c or 3.d, Foulon-Tonat is to receive cash equal to the value of Stock, the value of such Stock shall be determined based on the average of the highest and lowest selling price for Stock on the date at which value is to be determined (or, if such date is not a business day, the immediately succeeding business day).

g.                                      If the Term is terminated because of Foulon-Tonat’s Early Retirement, she shall not be entitled to any payment under Article 9 of the Employment Agreement if there occurs any Change in Control.

4.                                       Restrictive Covenants. If the Term is terminated because of Foulon-Tonat’s Early Retirement, the restrictive covenants set forth in Article 8 of the Employment Agreement shall continue in force but with the “Restricted Period” to extend until the date eighteen (18) months after the Termination Date instead of the period otherwise specified in Section 8.5 of the Employment Agreement.

5.                                       50% Reduction.

a.                                       Notwithstanding any provision of this Agreement to the contrary, the total amount payable to Toulon-Fonat hereunder shall be reduced by fifty percent (50%) (“50% Reduction”) if either of the following shall occur at any time during the Restricted Period (without regard to whether Foulon-Tonat is personally responsible in any manner for the occurrence thereof):

i.                                          if any officer with a title of Vice President or above of the Bank or its Affiliates leaves employment with the Bank and commences providing services to any institution identified in Schedule 5(a)(i) hereto, or any Affiliate thereof, whether as an employee, contractor or otherwise; or

ii.                                       if one or more Persons who had deposits with the Bank as of the date of Foulon-Tonat’s Early Retirement withdraw in the aggregate more than Ten Million Dollars ($10,000,000) from the Bank and deposit, directly or through one or more Affiliates, more than Ten Million Dollars ($10,000,000) with any institution identified in Schedule 5(a)(i) hereto, or any Affiliate thereof; provided, however, that the Persons and accounts identified in Schedule 5(a)(ii) will not be taken into account in applying this provision.

b.                                      For purposes of implementing the 50% Reduction, the total amount payable to Foulon-Tonat hereunder shall be deemed to be the sum of (i) the amount of the Early Retirement Payment plus (ii) the amount payable for COBRA continuation coverage pursuant to Section 3.b, plus (iii) if Foulon-Tonat has elected pursuant to Section 3.c to receive a cash payment in lieu of the 2010 Restricted Stock, the Termination Date Value, or if she has not made such election, the value of eight thousand seventy-three (8,073) shares of Stock as of the date on which the 50% Reduction is required, plus (iv) the value of seven thousand three hundred (7,300) shares of Stock as of the date on which the 50% Reduction is required or, if Foulon-Tonat has elected pursuant to Section 3.d to receive a cash payment in lieu of Stock, the value of seven thousand three hundred (7,300) shares of Stock as of the Termination Date.

c.                                       If the 50% Reduction is required, the Bank, in its discretion, may cause such reduction to be effected in any or all of the following manners:

i.                                          reduction of further payments under Section 3.a;

ii.                                       reduction of COBRA continuation payments under Section 3.b;

iii.                                    reduction of amounts to be paid to Foulon-Tonat under Section 3.c;

iv.                                   forfeiture of the 2010 Restricted Stock or the right to receive a cash payment in lieu thereof;

v.                                      forfeiture of the right to receive additional shares of Stock or a cash payment in lieu thereof under Section 3.d; or

vi.                                   Foulon-Tonat’s repayment of amounts previously paid to her under Section 3.a, 3.b, 3.c or 3.d.

Upon determining that the 50% Reduction is required, the Bank shall give notice to Foulon-Tonat advising her of the manner in which the 50% Reduction will be implemented.  If the Bank is requiring funds to be repaid pursuant to clause iv above, Foulon-Tonat shall repay such funds to the Bank within fifteen (15) days of the date on which notice is given to her pursuant to the preceding sentence.

The parties further agree that if this Section is deemed void as against public policy or otherwise illegal or unenforceable, it will no longer be in effect as of the date of said determination and will be stricken from this Agreement.  The parties further agree that if such a determination is made and monies or stock have been withheld from Foulon-Tonat, such monies and/or stock shall be paid and/or issued within fifteen (15) days of the date of the determination. Such a determination will not affect the legality, validity or enforceability of any remaining portion or provision of this Agreement, which shall remain in force and effect.

6.                                       Nondisparagement.

a.                                       Provided that Foulon-Tonat is not in breach of her obligations under the Employment Agreement (as amended by this Agreement), the Bank covenants and agrees to not make, and to cause its Affiliates and its and their directors and officers to not make, to any third party any derogatory statements about, denigrate, criticize, disparage or defame, or otherwise impugn or damage the reputation of, Foulon-Tonat, except in response to valid compulsory legal process.

b.                                      Provided that the Bank and Bancorp are not in breach of their obligations under the Employment Agreement (as amended by this Agreement), Foulon-Tonat covenants and agrees to not make to any third party (including but not limited to any customer, former customer or potential customer of the Bank, any employee or other representative of any Bank Regulatory Agency, or any employee of the Bank) at any time any derogatory statements about, denigrate, criticize, disparage or defame, or otherwise impugn or damage the reputation of, the Bank or any of its Affiliates or any of the directors and officers thereof, except in response to valid compulsory legal process.

7.                                       Repayment if Violation of EESA.  If, after payment of any amount under this Agreement by the Bank or Bancorp, it is determined that such payment was made in violation o EESA, Foulon-Tonat shall be required to disgorge and pay over to the Bank or Bancorp, as applicable, all such amounts theretofore paid to her, together with interest at the applicable federal rate determined pursuant to Section 1274(d) of the Code, and Bank and Bancorp shall have no further obligation to make any payment hereunder.

8.                                       Title and Duties.  While still employed by the Bank and prior to her election of Early Retirement, Foulon-Tonat shall remain the Executive Vice President of the Bank but she will no longer be the Chief Lending Officer.  She will be responsible for performing such assignments as may be reasonably assigned to her by the Chief Executive Officer of the Bank and will also be responsible for finalizing reviews of her staff, but shall not be required to meet with her staff to conduct such reviews.  The Bank will provide Foulon-Tonat with all necessary information to allow her to accomplish such reviews and specific assignments.  The parties understand that Foulon-Tonat may use some or all of her vacation and sick leave as she considers whether to take Early Retirement.  If at the time Foulon-Tonat elects Early Retirement she has any accrued unused vacation or sick leave, the Bank shall pay the balance of such leave to her in cash within five (5) business days after the Termination Date.

9.                                       Stock Options.  Foulon-Tonat holds options for 63,607 shares of Stock, which were granted to her under Bancorp’s 1999 Stock Option Plan and/or Bancorp’s 2006 Stock Plan.  The parties’ entering into this Agreement shall have no effect on such options, which Foulon-Tonat will continue to hold subject to the terms and conditions of such plan.

10.                                 Interpretation of Agreement.

a.                                       This Agreement is intended to be, and shall be construed as, an amendment to the Employment Agreement.  To the extent that there is any inconsistency between any provision of this Agreement and any provision of the Employment Agreement, the provision of this Agreement shall prevail.

b.                                      The rules of construction and application set forth in Sections 11 through 19 of the Employment Agreement shall apply to this Agreement.

c.                                       If any provision of this Agreement requires action to be taken that would be in violation of the Bank’s obligations under EESA or any other provision of law, the parties agree that such provision shall automatically be modified and shall be deemed to extend only to the extent that it would not require action in violation of law.  If either party determines in good faith that modification of the scope of this Agreement is required because of this section, it shall promptly notify the other party of such determination and the modification that it deems to be appropriate.

d.                                      The parties acknowledge that this Agreement may be disclosed in filings with the Securities and Exchange Commission, Bank Regulatory Agencies and other federal and state governmental bodies and as otherwise required by law.

11.                                 Paragraph 13 of the Employment Agreement is hereby amended to require that all notices required to be given to Foulon-Tonat include notice to the following:

Daniel E. Farrington, Esq.

Margaret J. Scheele, Esq.

The Farrington Law Firm, LLC

4550 Montgomery Avenue

Suite 775 North

Bethesda, MD 20814

Facsimile No. (301) 951-1544

IN WITNESS WHEREOF, the parties have executed this Early Retirement Compensation Agreement as of the date first written above.

EAGLEBANK

By:	/s/ Ronald D. Paul
Ronald D. Paul, Chief Executive Officer

EAGLE BANCORP, INC.

By:	/s/ Ronald D. Paul
Ronald D. Paul, Chairman

MARTHA FOULON-TONAT

/s/ Martha Foulon-Tonat